Exhibit (k)(12)

AMENDMENT NO. 7 TO CREDIT AGREEMENT

AMENDMENT NO. 7 (this “Amendment”), dated as of December 4, 2015, to the Credit Agreement, dated as of December 12, 2008, by and among Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of December 11, 2009, Amendment No. 2, dated as of December 10, 2010, Amendment No. 3, dated as of December 9, 2011, Amendment No. 4, dated as of December 7, 2012, Amendment No. 5, dated as of December 6, 2013, and Amendment No. 6, dated as of December 5, 2014 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The defined term “Applicable Fee Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Fee Rate” means (a) prior to the Amendment No. 7 Effective Date, the applicable rate therefor set forth herein from time to time in this Credit Agreement at which the commitment fee accrues, and (b) at all other times, a rate per annum equal to (i) as of any date upon which the aggregate outstanding principal balance of the Loans equals or exceeds 80% of the sum of all the Commitment Amounts of all Banks, 0.15%, and (ii) as of any other date, 0.25%.

2. The defined term “Base Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the term “Overnight LIBOR Rate” contained in clause (c) thereof with the term “One Month LIBOR Rate”.

3. The defined term “Federal Funds Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting the phrase “the greater of (a) 0.00% or (b)” immediately following the phrase “for any day,” contained therein and (ii) deleting the phrase “as quoted by Garvin Guy Butler”.

4. The defined term “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the date “December 4, 2015” with the date “December 2, 2016”.

5. Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms, each in its proper alphabetical order:

“Amendment No. 7 Effective Date” means the Amendment Effective Date under, and as such term is defined in, Amendment No. 7, dated as of December 4, 2015, to this Agreement.

“Electronic Platform” means an electronic system for the delivery of information (including, without limitation, documents), such as IntraLinks On-Demand Workspaces™, that may or may not be provided or administered by the Agent or an Affiliate thereof.

“One Month LIBOR Rate” means, as of any day, the higher of (a) 0.0%, and (b) the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits in the London interbank market with a maturity of one month, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “One Month LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a term of one month are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time on such day, provided further that in the event such day is not a LIBOR Business Day then One Month LIBOR Rate shall be such rate as in effect on the immediately preceding LIBOR Business Day.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of the Borrower, as well as documents and other written materials relating to the Borrower or any of its Subsidiaries or Affiliates or any other materials or matters relating to the Loan Documents (including, without limitation, any amendment, restatement, supplement or other modification thereto).

6. Section 1.01 of the Credit Agreement is hereby amended by deleting the following defined terms contained therein: “Amendment No. 6 Effective Date” and “Overnight LIBOR Rate”.

7. The second sentence of Section 2.06(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Accrued and unpaid interest on each Base Rate Loan shall be payable in arrears on (i) with respect to interest accrued during a calendar month, the fifteenth day of the immediately succeeding calendar month, and (ii) with respect to all accrued and unpaid interest, on the Termination Date.

8. The second sentence of Section 2.06(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Interest on each LIBOR Loan shall be payable (i) except as otherwise expressly provided in clause (ii) below, on the last day of the Interest Period in effect with respect thereto, in the event such Interest Period shall exceed three months, on the last day of each three month interval during such Interest Period, and on the Termination Date, or (ii) in the case of LIBOR Loans having a 7 day Interest Period, (x) with respect to interest accrued during a calendar month, on the fifteenth day of the immediately succeeding calendar month and on the Termination Date, and (y) with respect to all accrued and unpaid interest, on the Termination Date.

9. Section 2.07(a) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

Commitment fees accrued through the end of each calendar quarter shall be due and payable on the 15th day of the immediately succeeding calendar month, and all accrued and unpaid commitment fees shall be due and payable on the Termination Date.

10. Section 2.09 of the Credit Agreement is hereby amended by adding a new paragraph (e) thereto as follows:

(e) The Borrower hereby authorizes and irrevocably directs the Agent, at the Agent’s option at any time upon and following the due date for payment by the Borrower of any amounts under the Loan Documents, and without any further notice to or consent of the Borrower, to debit any account(s) of the Borrower with the Agent (in any capacity) and apply amounts so debited toward the payment of any such amounts due and owing under the Loan Documents. Notwithstanding such authorization and direction, the Borrower hereby further acknowledges and agrees that (a) the Agent shall have no obligation to so debit any such account(s) and shall have no liability whatsoever to the Borrower for any failure to do so, and (b) the Borrower shall fully retain the obligation under the Loan Documents to make all payments owing by the Borrower thereunder when due.

11. Section 5.01(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) from time to time such additional documents and information as the Agent, at the request of any Bank, may reasonably request (x) regarding the financial position or business of the Borrower, including without limitation, listing and valuation reports, and (y) in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies.

12. Section 9.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 9.01. Notices. (a) All notices, requests, consents and other communications under the Loan Documents to any party hereto (each a “Notice”) shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on Schedule 1 attached hereto or by approved electronic communication in accordance with Section 9.01(b). Each Notice shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in paragraph (c).

(b) Notices made by the Borrower consisting of requests for loans or notices of repayments hereunder or items referred to in Sections 5.01(a), (b), (c), (e) and (g) hereof may be delivered or furnished by e-mail or other electronic communication (including internet or intranet websites) pursuant to procedures approved by the Agent, unless the Agent, in its discretion, has previously notified the Borrower otherwise. In furtherance of the foregoing, each Bank hereby agrees to notify the Agent in writing, on or before the date such Bank becomes a party to this Agreement, of such Bank’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank). Each of the Agent and the Borrower may, in its discretion, agree to accept other Notices to it under the Loan Documents by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular Notices. None of the Agent, any Bank, nor any of the directors, officers, employees, agents or Affiliates of the Agent or any Bank shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(c) Unless the Agent otherwise prescribes, (i) Notices sent to an e-mail address shall be deemed to have been given when received by the Agent or any Bank, as applicable, and (ii) if agreed to pursuant to paragraph (b), above, financial information posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such Notice is available and identifying the website address therefor, provided that, for both clauses (i) and (ii) above, if such Notice is not sent during the normal business hours of the recipient, such Notice shall be deemed to have been sent at the opening of business on the next Domestic Business Day for the recipient.

(d) Any party hereto may change its address, facsimile number or e-mail address for Notices under the Loan Documents by notice to the other parties hereto.

(e) The Borrower hereby acknowledges that: (i) the Agent may make available to the Banks Specified Materials by posting some or all of the Specified Materials on an Electronic Platform approved by the Borrower, (ii) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, (iii) the Electronic Platform is provided and used on an “as is,” “as available” basis, and (iv) neither the Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. The Agent, on behalf of itself and its Affiliates, expressly and specifically disclaims, with respect to the Electronic Platform, delays in posting or delivery, or problems accessing the specified materials posted on the Electronic Platform, and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Electronic Platform. No representation or warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent or any of its Affiliates in connection with the Electronic Platform.

(f) Each Bank hereby agrees that notice to it in accordance with this Section 9.01 specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of the Loan Documents, constitute effective delivery to such Bank of such Specified Materials.

(g) Each Bank: (i) acknowledges that the Specified Materials, including information furnished to it by the Borrower or the Agent pursuant to, or in the course of administering, the Loan Documents, may include material, non-public information concerning the Borrower or its securities, and (ii) confirms that: (A) it has developed compliance procedures regarding the use of material, non-public information; and (B) it will handle such material, non-public information in accordance with such procedures and Applicable Laws, including federal and state securities laws.

13. Schedule 1 of the Credit Agreement is hereby amended by inserting the line “E-mail: ais-loanops-csu@statestreet.com” after the line “Fax: (617) 988-6677” in both instances in which it appears in paragraph (b) under the heading “Domestic Lending Office, LIBOR Lending Office and Office for Notices to the Agent for Borrowings and Payments:”.

14. Paragraphs 1 through 13 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b) the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iii) attaching a true, complete and correct copy of the Pricing Procedures as in effect on the date hereof, and (iv) certifying that the Borrower’s Charter Documents, Prospectus, statement of additional information, registration statement, investment management agreement between the Borrower and the Investment Adviser and Custody Agreement have not been amended, supplemented or otherwise modified since December 5, 2014 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Agent and the Banks shall have received written opinion(s) from counsel to the Borrower in form and substance reasonably acceptable to the Agent;

(d) the Agent shall have received such documents and information as the Agent, at the request of any Bank, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(e) the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

15. The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower (i) no Default has occurred and is continuing, and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

16. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

17. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

18. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

By: /s/ Rocco DelGuercio

Name: Rocco DelGuercio

Title: Chief Financial Officer and Treasurer

Signature Page to Amendment No. 7 to Credit Agreement

STATE STREET BANK AND TRUST COMPANY,

as a Bank and as the Agent

By: /s/Paul Koobatian

Name: Paul Koobatian

Title: Vice President

Signature Page to Amendment No. 7 to Credit Agreement